Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Innovative Card Technologies, Inc. on Form SB-2 of our report, dated June 18, 2004, except for the third paragraph of Note 1, as to which the date is October 18, 2004 (which includes an explanatory paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
October 18, 2004